EXHIBIT 10.55

EMPLOYMENT AND RESTRICTIVE COVENANT AGREEMENT

This Employment and Non-Competition Agreement ("Agreement") is entered into effective as of October __, 2012, by and between Fusion Telecommunications International, Inc. (“Fusion”), a Delaware corporation with its principal office at 420 Lexington Avenue, Suite 1718, New York, NY 10170, and Jonathan Kaufman, an individual resident of the State of New Jersey residing at 23 Brush Hill Road, Kinnelon, NJ 07405 ("Kaufman"). Fusion and Kaufman may be referred to herein as a “Party,” or collectively as the “Parties.”

WHEREAS, the Parties are among the parties to (a) that certain Membership Interest Purchase and Sale Agreement, dated as of January 30, 2012, pursuant to which Fusion proposes to indirectly acquire all of the membership interests of Network Billing Systems, LLC (”NBS”), a New Jersey limited liability company and (b) that certain Asset Purchase and Sale Agreement, dated as of January 30, 2012, pursuant to which Fusion proposes to indirectly acquire certain assets of Interconnect Services Group II (“ISG”), a New Jersey limited liability company (collectively, the “Acquisition Agreements”); and

WHEREAS, this is the "Employment Agreement” referred to in Article 6.5 of each of the Acquisition Agreements and the “Restrictive Covenant Agreement” referred to in Article 6.14(b) of each of the Acquisition Agreements; and

WHEREAS, subject to and commencing upon consummation of the transactions contemplated by the Acquisition Agreements, Fusion desires to employ Kaufman and Kaufman desires to be employed by Fusion, for the term of this Agreement and upon the terms and conditions hereinafter described.

NOW, THEREFORE, the Parties hereto agree as follows:

1.	EMPLOYMENT, DUTIES, AND TERM

1.1           Employment. Fusion hereby agrees to employ Kaufman to serve as President of the Corporate Services Division of Fusion, and Kaufman hereby accepts such employment, subject to the terms and conditions of this Agreement.

1.2           Duties. Kaufman shall be responsible for the overall day-to-day management of the Corporate Services Division of Fusion, and shall diligently perform the duties appropriate to that position, together with such other duties as may be reasonably assigned from time to time during the Employment Period (as hereinafter defined) by Fusion’s President and Chief Operating Officer (“President”), Chief Executive Officer (“CEO”), or Board of Directors. Kaufman shall report to the President, and shall follow the day-to-day instructions and directions of the President. Kaufman shall devote substantially all of his working time and attention to the business and affairs of Fusion (excluding any vacation, holiday, or sick leave to which he is entitled), and shall use his reasonable best efforts to diligently and faithfully promote the best interests of Fusion.

1.3 Term. Kaufman's employment by Fusion shall commence on the date of this Agreement, and continue for a period of two (2) years thereafter, unless extended or earlier terminated pursuant to the provisions of this Agreement (the “Employment Period”). The Employment Period may be extended upon the mutual written agreement of Kaufman and Fusion; provided, however, that if the Employment Period is extended, the provisions of Section 6 of this Agreement shall also be extended, such that those provisions in all cases extend for one year beyond the end of any extended Employment Period hereunder.

2.	COMPENSATION AND BENEFITS

2.1           Base Salary. Fusion agrees to initially pay Kaufman an aggregate annual base salary ("Base Salary") of Two Hundred Thousand Dollars ($200,000.00) per year, payable in regular, semi-monthly installments according to Fusion’s normal payroll schedule and practices. Fusion may withhold from all amounts payable to Kaufman hereunder, such withholding and other taxes as may be required by applicable laws, rules and regulations. Kaufman’s Base Salary shall be subject to review by Fusion’s Board of Directors and/or Compensation Committee at such time as the base salaries of other Fusion executives, as a group, are reviewed, and Kaufman’s Base Salary may be increased based upon performance or other criteria established by the Board of Directors and/or Compensation Committee, as the case may be.

2.2           Incentive Compensation. Kaufman shall be eligible for such incentive compensation payments, if any, as may be awarded by the Compensation Committee and/or the Board of Directors, based upon the achievement of Fusion’s performance objectives.

2.3           Employee Stock Options. Kaufman shall be eligible for such stock option awards, if any, as may be made from time to time by the Compensation Committee and/or the Board of Directors, based on performance.

2.4           Employee Benefits. Kaufman shall be eligible for the basic employee benefits provided to all Fusion employees, including, but not limited to, medical coverage, dental coverage, disability insurance, life insurance, 401(k) plan, and sick pay benefits, provided that in the event Fusion makes additional or other benefits available to its executive management, as a group, Kaufman shall be entitled to participate in those additional or other benefits.

2.5           Vacation, Holidays, and Personal Days. Kaufman shall be eligible for vacation, based upon Fusion’s regular employee policies and procedures. Kaufman shall also be eligible each year for scheduled holidays, floating holidays, and personal days, based upon Fusion’s regular employee policies and procedures.

2.6           Expense Reimbursement. Kaufman shall be reimbursed for all reasonable and approved business related expenses, including, but not limited to, expenses for required business travel, entertainment, vehicle mileage, and cell phone use. Such reimbursement shall be subject to the submission of reasonable documentation and receipts.

3.	TERMINATION

3.1           Termination by Mutual Agreement. The Employment Period may terminate at any time, upon the mutual written agreement of Fusion and Kaufman.

3.2           Termination on Death. The Employment Period shall terminate immediately on the death of the Kaufman.

3.3           Termination by Fusion. Fusion may terminate this Agreement and the employment of Kaufman as follows:

3.3.1           Termination for Disability. Fusion may terminate this Agreement and the employment of Kaufman, if Kaufman shall become mentally or physically ill, disabled or otherwise unable to substantially perform his duties under this Agreement for a continuous period of more than ninety (90) days.

3.3.2           Termination by Fusion for Cause. Fusion may terminate this Agreement and the employment of Kaufman for “Fusion Cause” at any time upon ten (10) days prior written notice to Kaufman stating the facts constituting such Fusion Cause as defined in paragraph 3.3.3 below.

3.3.3           Definition of Fusion Cause. For the purposes of this Agreement, Fusion Cause shall mean (a) the conviction of, or plea of guilty to, any crime which could impair Fusion or its reputation or good will or the value of its shares; (b) the commission of any act of fraud, misappropriation, or embezzlement against Fusion or any of its affiliates; (c) the willful failure of Kaufman to comply with lawful directives of Fusion’s Board of Directors that could reasonably be considered material by a similarly situated employee; (d) the breach by Kaufman of any material term or condition of this Agreement and, if such breach is curable, the failure of Kaufman to cure such breach within twenty (20) days following his receipt of written notice thereof or (e) Kaufman’s failure to comply with any material policy of Fusion.

3.4           Termination by Kaufman. Kaufman may terminate this Agreement and his employment hereunder as follows:

3.4.1           Termination by Kaufman Without Good Reason.  This Agreement may be voluntarily terminated by Kaufman at his discretion, without Good Reason (as defined in Section 3.4.2) by providing Fusion with written notice of such termination (the “Kaufman Termination Notice”), specifying a date, which shall be at least one hundred twenty (120) days thereafter, on which Kaufman’s termination shall become effective (the “Kaufman Termination Effective Date”). In the event of termination by Kaufman pursuant to this subsection, Fusion may, if it so choses, immediately relieve Kaufman of all duties and immediately terminate this Agreement.

3.4.2           Termination by Kaufman for Good Reason. This Agreement may be voluntarily terminated by Kaufman, on thirty (30) days prior written notice to Fusion, for “Good Reason” which shall be defined as (a) Fusion requiring that Kaufman relocate from his current location in Kinnelon, New Jersey, to perform his duties under this Agreement; (b) Fusion requiring Kaufman to engage in excessive business-related travel, as reasonably determined by Kaufman, it being understood by Kaufman that his duties under this Agreement may require him to engage in reasonable business-related travel; (c) a “change in control” of Fusion, which shall be defined as any outside entity not currently affiliated with Fusion acquiring more at least 50.1% of the voting shares of Fusion; or (d) Fusion voluntarily commencing any proceeding, or filing any petition, seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal or state bankruptcy, insolvency, receivership, or similar applicable law.

4.	PAYMENT UPON TERMINATION

4.1           In the event of a Termination on Death, or Termination by Fusion for either Disability or Fusion Cause, Fusion shall pay to Kaufman (or to his estate) an aggregate amount equal to the sum of (a) all amounts due to and earned by Kaufman under Section 2 hereof through the effective date of termination, and (b) all other benefits provided under the terms of applicable employee plans to similarly terminated employees.

4.2           In the event of a Termination by Kaufman Without Good Reason, and provided that Kaufman provides Fusion with a timely Kaufman Termination Notice, Fusion shall pay to Kaufman an aggregate amount equal to the sum of (a) all amounts due to and earned by Kaufman under Section 2 hereof, including for the period from the date of the Kaufman Termination Notice through the Kaufman Termination Effective Date (or for the period from the date of the Kaufman Termination Notice through the date that is one hundred twenty (120) days thereafter in the event Fusion elects to immediately terminate this Agreement pursuant to the last sentence of Section 3.4.1, above), and (b) all other benefits provided under the terms of applicable employee plans to similarly terminated employees.

4.3           In the event of a Termination by Kaufman for Good Reason, or a Termination by Fusion other than under Sections 3.1, 3.2, or 3.3, Fusion shall pay to Kaufman an aggregate amount equal to the sum of (a) all amounts due to and earned by Kaufman under Section 2 hereof through the effective date of termination, (b) all other benefits provided under the terms of applicable employee plans to similarly terminated employees, and (c) an amount equal to Kaufman’s then current Base Salary pro-rated for a period of (90) days from the effective date of termination.

5.	CONFIDENTIALITY

5.1           Kaufman recognizes that the services to be performed by Kaufman hereunder are special, unique, and extraordinary and that, by reason of his employment with Fusion, he may acquire confidential information and trade secrets concerning the operation of Fusion and its subsidiaries and other affiliates (collectively, the “Protected Parties”) which are not readily available from sources outside of the Protected Parties and/or the use or disclosure of which would cause Fusion substantial loss and damages which could not be readily calculated and for which no remedy at law would be adequate.  Accordingly, Kaufman agrees and promises that Kaufman will not, for any reason or at any time, whether during or after his employment with Fusion, use, for himself or for the benefit of any other person, firm, corporation, or entity, or disclose to any person any Confidential Information (as defined below) obtained by him in the course of his employment with Fusion.  “Confidential Information” shall include any information about the Protected Parties not generally available to the public and shall include, but not be limited to, their customer lists, supplier lists, vendor lists, employee lists, their marketing data or plans, business plans, competitive strategies, product development, specifications, schematics, methods, and processes, their confidential notes, trade secrets, procedures, and research data, their computer codes and passwords, programs, frameworks, or models, their sales, financial, marketing, training and technical information, and any other information, whether communicated orally, electronically, in writing or in other tangible forms concerning how the Protected Parties create, develop, acquire or maintain their products and marketing plans, target their potential customers and operate their retail and other businesses, plus, to the extent made available to the Protected Parties on a confidential basis, similar information regarding the businesses of the customers and suppliers of the Protected Parties.  Kaufman further agrees to maintain the privacy, security and confidentiality of all Confidential Information in accordance with (a) all applicable statutes and regulations, and (b) the protocols, rules, policies, and other requirements of accrediting agencies, licensors and authorities that are applicable to the operation of Fusion’s business.

5.2           Kaufman shall not disclose any Confidential Information, directly or indirectly, to any person or entity for any reason or purpose whatsoever, nor shall Kaufman use it in any way, except (a) in the course of Kaufman’s employment with, and for the benefit of, the Protected Parties (b) to enforce any rights or defend any claims hereunder or under any other agreement to which Kaufman is a party, provided that such disclosure is relevant to the enforcement of such rights or defense of such claims and is only disclosed to the extent necessary in the formal proceedings related thereto, or (c) when required to do so by a court of law, by any governmental agency having supervisory authority over the business of Fusion or by any administrative or legislative body (including a committee thereof) with jurisdiction to order him to divulge, disclose or make accessible such information, provided that Kaufman shall give prompt written notice to Fusion of such requirement, disclose no more information than is so required, and cooperate with any attempt by Fusion to obtain a protective order or similar treatment.

5.3           Kaufman confirms that all of the Confidential Information is the exclusive property of Fusion. All business records, papers and documents kept or made by Kaufman while employed by Fusion relating to the business of Fusion shall be and remain the property of Fusion at all times. Upon the request of Fusion at any time, Kaufman shall promptly deliver to Fusion, and shall retain no copies of, any written materials, records and documents made by Kaufman or coming into his possession while employed by Fusion concerning the business or affairs of Fusion other than personal materials, records and documents (including notes and correspondence) of Kaufman not containing proprietary information relating to such business or affairs.

5.4           The provisions of Section 5.2 shall not apply to Confidential Information that: (a) was in Kaufman’s lawful possession without restriction on use or disclosure prior to receipt thereof from Fusion; or (b) was received by Kaufman in good faith from a third party not subject to a confidential obligation to Fusion and without breach of this Agreement; or (c) now is or later becomes part of the public domain through no breach of a confidential obligation by Kaufman; or (d) was developed by Kaufman independently from and without Kaufman having access to any of the Confidential Information received from Fusion; or (e) is authorized in writing by Fusion to be released or is designated in writing by Fusion as no longer being confidential or proprietary.

5.5           It is understood that while employed by Fusion or any of its subsidiaries or other affiliates, Kaufman will promptly disclose to Fusion and to no one else, any idea, invention, technique, modification, process, or improvement (whether patentable or not), any industrial design (whether registrable or not), any mask work, however fixed or encoded, that is suitable to be fixed, embedded or programmed in a product (whether recordable or not) and any work of authorship (whether or not copyright protection may be obtained for it) created, conceived, or developed by Kaufman (“Inventions”), either solely or in conjunction with others, during Kaufman’s employment with Fusion or any of its subsidiaries or other affiliates, that relates in any way to, or is useful in any manner to, the business then being conducted or proposed to be conducted by Fusion, any of its subsidiaries or other affiliates, or any of their respective affiliates and any such item created by Kaufman, either solely or in conjunction with others, that is based upon or uses Confidential Information.  Kaufman agrees that (a) each Invention belongs, or shall belong, exclusively to Fusion from conception, (b) all of Kaufman’s writings, works of authorship, specially commissioned works, and other Inventions are works made for hire and are the exclusive property of Fusion, including any copyrights, patents, or other intellectual property rights pertaining thereto, and (c) if it is determined that any such Inventions are not works made for hire, Kaufman hereby irrevocably assigns to Fusion all of Kaufman’s right, title and interest, including rights of copyright, patent, and other intellectual property rights, to or in such Inventions.  Kaufman covenants that Kaufman shall promptly (w) provide a separate written irrevocable assignment to Fusion, or to an individual or entity designated by Fusion, at Fusion’s request and without additional compensation, all of Kaufman’s right to any Inventions in the United States and all foreign jurisdictions, (x) at Fusion’s expense, execute and deliver to Fusion such applications, assignments, and other documents as Fusion may request in order to apply for and obtain patents or other registrations with respect to any Invention in the United States and any foreign jurisdictions, (y) at Fusion’s expense, execute and deliver all other papers deemed necessary by Fusion to carry out the above obligations, and (z) give testimony and render any other assistance in support of Fusion’s rights to any Invention (with Fusion paying Kaufman a reasonable fee for Kaufman’s time if Kaufman’s employment with Fusion or any of its subsidiaries or other affiliates has ended at the time of such testimony or assistance).  In the event that Fusion is unable to secure Kaufman’s signature after reasonable effort in connection with any patent, trademark, copyright or other similar protection relation to an Invention, Kaufman irrevocably designates and appoints Fusion and its respective officers and agents as Kaufman’s agent and attorney-in-fact, to act for and on Kaufman’s behalf and stead to execute and file any such application and to do all other lawfully permitted acts to further the prosecution and issuance of patents, trademarks, copyrights or similar protection thereon with the same legal force and effect as if executed by Kaufman.  At all times during and after Kaufman’s employment by Fusion, Kaufman shall assist Fusion in obtaining, maintaining, and renewing patent, copyright, trademark and other appropriate protection for any Invention, in the United States and in any foreign jurisdictions, at Fusion’s expense.

5.6           The provisons of this Section 5 shall continue during the term of this Agreement and survive any termination of this Agreement for a period of three (3) years.

6.	RESTRICTIVE COVENANTS

6.1           Kaufman, by entering into this Agreement, acknowledges receipt of good and adequate consideration to support the covenants provided in this Section 6, these covenants being a fundamental part of Fusion’s willingness and inducement to consummate the transactions contemplated by the Acquisition Agreements and to employ Kaufman hereunder. Subject to Section 1.3, the restrictive covenants of this Section 6 shall be in full force and effect for the greater of thirty-six (36) months from the date of this Agreement or twelve months following the termination of the Employment Period.  Kaufman covenants and agrees that, so long as the restrictive covenants of this Section 6 shall be in full force and effect, Kaufman will not, directly or indirectly:

6.1.1           Own any interest in (other than by ownership of less than five percent (5%) of any class of stock of a publicly held corporation), manage, operate, control, loan money to, be employed or engaged by, render consulting or advisory services to, serve as a director of, represent, or participate in or be connected with the management, operation or control of, any business that competes with the business of Fusion or its affiliates, including NBS (the “Business”), in any jurisdiction in which the Business is or proposes to be conducted or in which Fusion or its affiliates including NBS have customers; and will not, directly or indirectly, deliver such services into any such jurisdiction.

6.1.2           Solicit any client or customer of Fusion or any of its affiliates to discontinue its use of Fusion’s or its affiliate’s services or to divert such business to any individual, partnership, firm, corporation or other entity then in competition with Fusion or any of its affiliates.

6.1.3           Solicit any of the employees, sales representatives or independent sales agents of Fusion or any of its affiliates to work for any business, individual, partnership, firm, corporation or other entity then other than Fusion or its affiliates.

6.2           The restrictive covenants contained in this Section 6 are in addition to, and not in limitation of, the rights and protections to which Fusion is otherwise entitled by law. It is the desire and intent of the parties that the provisions of this Section 6 shall be enforced to the fullest extent permitted under the laws and public policies of each jurisdiction in which enforcement is sought. If any court of competent jurisdiction determines that any provision of this Section 6 is unenforceable because of the duration or geographic scope of such provision, such court shall have the power to reduce the duration or scope of such provision, as the case may be, and, in its reduced form, such provision shall then be enforceable.

6.3           The restrictive covenants contained in this Section 6 shall cease to apply in the event of a payment default by Fusion or its affiliates under the Acquisition Agreements (subject to any applicable grace period and the provisions of any applicable Subordination Agreement).

7.	GENERAL PROVISIONS

7.1           No Assignment.  Neither this Agreement nor any obligation, right or interest hereunder shall be assignable by Kaufman without the prior written consent of the Fusion; provided, however, that nothing herein shall preclude the Kaufman from designating in writing a beneficiary or beneficiaries to receive any compensation payable to him or any benefit receivable by him under this Agreement upon his death or incapacity, nor shall it preclude the executors, administrators, or any other legal representatives of Kaufman or his estate from assigning any rights hereunder to the person or persons entitled thereto.

7.2           Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid or unenforceable, then this Agreement including all of its remaining terms, shall remain in full force and effect as if such invalid or unenforceable terms had never been included.

7.3           Waiver. No waiver by a party to this Agreement of any condition, term or provision of this Agreement shall be deemed to be a waiver of any preceding or subsequent breach of the same or any other condition, term or provision hereof.

7.4           Notices. Any notice required by this Agreement or given in connection with it shall be provided in writing, and shall be given to the appropriate Party by personal delivery, certified mail, or recognized overnight delivery service. Notice shall be deemed to have been duly made if so delivered to the appropriate Party at the respective address as it first appears above. Any Party hereto may change its respective addresses upon written notice to the other Party, given in the manner provided in this paragraph.

7.5           Headings. The headings in this Agreement are inserted for convenience only and shall not be used to define, limit, or describe the scope of this Agreement or any of its obligations.

7.6           Amendment. None of the terms and conditions of this Agreement shall be amended or modified, unless expressly consented to in writing and duly executed by both Parties.

7.7           Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of law principles, rules, statutes, or precedents.

7.8           Entire Agreement. This Agreement contains the entire agreement of the Parties with respect to the subject matter hereof and supersedes any and all prior written or oral agreements between the Parties concerning the employment of Kaufman.

7.9           Binding Agreement. This Agreement shall be binding upon and inure to the benefit of the Parties hereto, and their respective heirs, successors, legal representatives, and assigns, as the case may be.

7.10           Arbitration; Injunctive Relief. Any differences, claims, or matters in dispute between Kaufman and Fusion, arising out of this Agreement or connected herewith, shall be submitted by them to arbitration before the American Arbitration Association or its successor (“AAA”), in accordance with the AAA Rules for Commercial Arbitration then in effect. The arbitration shall be heard in New York City, New York, and the determination of the arbitrator shall be final, absolute and binding on the Parties. Notwithstanding the foregoing, Kaufman, by entering into this Agreement, expressly agrees that Fusion will or would suffer irreparable injury if the Employee were to violate any or all of the provisions of Section 5 or Section 6 and that, accordingly, in the event of a breach (or threatened breach) by Kaufman of any of the provisions of Section 5 or Section 6, Fusion shall (in addition to all other rights and remedies available to it) be entitled to an injunction restraining any such breach or threatened breach thereof.  Nothing herein shall be construed, however, as prohibiting Fusion from pursuing any other remedies at law or in equity that it may have for any such breach or threatened breach of any provision of Section 5 or Section 6, including the recovery of damages.

7.11           Counterparts; Facsimile.  This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which shall be deemed to constitute one and the same instrument. This Agreement may be executed and delivered by facsimile signature.

7.12           Compliance with Code Section 409A. This Agreement is intended not to result in the imposition of any interest or additional tax under Section 409A of the Internal Revenue Code of 1986, as amended, and shall be administered, interpreted and construed in a manner consistent with such intent.

7.13           Non-Disparagement. During the term of this Agreement and thereafter (a) Kaufman shall not, directly or indirectly, disparage Fusion or any of its products or services or wrongfully interfere with or disrupt the relationship, contractual or otherwise, between Fusion (and/or its affiliates) and any other party, including without limitation any supplier, distributor, agent, lessor, lessee, licensor, or licensee, and (b) Fusion shall not, directly or indirectly, disparage Kaufman or wrongfully interfere with or disrupt the relationship, contractual or otherwise, between Kaufman (and/or his affiliates) and any other party.

IN WITNESS WHEREOF, Fusion and Kaufman have duly executed this Agreement as of the date and year first written above.

Fusion Telecommunications
International, Inc. (“Fusion”)	Jonathan Kaufman (“Kaufman”)